UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material pursuant to § 240.14a-12

ALLEGHENY ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On March 10, 2010, Allegheny Energy, Inc. filed an employee newsletter pursuant to Rule 14a-12 under the Exchange Act of 1934 which contained a typographical error. The following employee newsletter replaces and supersedes such previous filing dated March 10, 2010.

EXPLANATORY NOTE

On March 10, 2010, both Allegheny Energy, Inc. and FirstEnergy Corp. issued the attached newsletter to their respective employees relating to their proposed merger.

Dear Employees of FIRSTENERGY and ALLEGHENY ENERGY,

We believe the combination of our two companies is exciting and will create a premier energy company with many opportunities for employees of both organizations. Even so, there are concerns about how the merger will impact individual employees. Ultimately, it’s that personal effect in the early stages of a merger that tends to lead to distractions and, quite frankly, rumors.

We understand and are working to address your questions and concerns as soon as reasonably possible. For example, we’ve already announced that we expect very little, if any, impact on Allegheny’s physical workforce employment levels, based on the information we have now. And, FirstEnergy is slowing hiring in other areas to create as many openings as possible. We’ll continue Allegheny’s plans to complete and staff the new transmission building, and we will keep Allegheny’s customer call center, both located in Fairmont, West Virginia. We’ll also maintain the Allegheny Power name for the local utilities of Allegheny Energy.

Our companies also have some differences that are worth noting and should be viewed as additional potential opportunities, particularly in our operations. For example, Allegheny uses a more centralized approach in its distribution and generation operations. FirstEnergy, on the other hand, is more decentralized, with operating company presidents and distribution services located within each respective utility service area, and with technical projects, outage management and more operations support located at each power plant. If we adopt the FirstEnergy approach, which is much like Allegheny was organized in the past, additional opportunities would be created. Also, FirstEnergy’s competitive retail focus coupled with Allegheny’s generation could create many new positions as we begin to focus on gaining retail customers throughout Pennsylvania and Maryland.

Despite these initial decisions and observations, a lot of work must be completed before many of your questions can be addressed. We are starting the Integration Team process soon, where employees from both companies will examine all aspects of the combined company, including benefits and employment opportunities, and make recommendations on how best to proceed. This first issue of Merger News covers our progress in creating the team structure. Remember, it will likely take from 12 to 14 months to obtain all of the approvals that will be necessary for us to complete the merger, so even when decisions are reached, they can’t be implemented for some time.

To provide additional information on employee benefits, a side-by-side comparison of the general benefits offered by each company will be featured in an upcoming Merger News. The comparison will offer no answers concerning future benefits of the combined company, but we want to provide you information about what each organization currently offers.

At this point, we ask you to be patient. We know and appreciate that it will not be easy, but it is important to stay focused on our daily work, safety and the service we provide our customers.

Sincerely,

Tony Alexander	Paul Evanson
President and CEO	Chairman, President and CEO
FirstEnergy	Allegheny Energy

Merger INTEGRATION and PLANNING Teams Being Formed

We’re assembling a strong group of senior managers and employees from FirstEnergy (FE) and Allegheny Energy (AYE) to lead the integration and planning efforts for the merger. A newly formed Integration Steering Committee will report to FirstEnergy President and CEO Tony Alexander and Chairman, President and CEO of Allegheny Energy Paul Evanson. FirstEnergy Executive Vice President and President, FirstEnergy Generation Gary Leidich will chair the committee and Curtis Davis, Chief Operating Officer, Generation, will serve as the Allegheny lead.

“Paul and I have every confidence in the Integration Teams Gary and Curtis are building,” Tony says. “The work, which will be led by FirstEnergy and Allegheny Energy executives, will involve determining an efficient integration plan and schedule.”

“The integration process is the key to building an effective combined company and realizing the strategic benefits of this merger,” says Paul. “We know Allegheny employees have many questions about the merger, particularly how it may affect their jobs. We don't have all the answers yet, but we will share information with you about the process and its outcomes along the way.”

“Curtis and I are working together to develop the Integration Team structure and process,” says Gary. “We are using feedback from our own merger experience and interviews of FirstEnergy employees who had participated in previous merger teams. We also are applying the lessons learned that were documented from our previous mergers. We know that some areas will take more time than others to assess, so our approach will help us manage this variability.”

Core areas include Finance; Fossil Generation; Human Resources; Energy Delivery; Corporate groups and Supply Chain. (See charts on pages 3 and 4.)

“The structure we’re creating will allow our teams to be thorough, yet streamlined. The teams will produce a comprehensive integration plan and schedule so we can move ahead smoothly on Day One after the closing,” explains Gary.

The other members of the Integration Steering Committee include:

•	Lynn M. Cavalier, Senior Vice President, Human Resources, FirstEnergy

•	Mark T. Clark, Executive Vice President and Chief Financial Officer, FirstEnergy

•	Rodney Dickens, President, Allegheny Power, Allegheny

•	Edward Dudzinski, Vice President, Human Resources and Security, Allegheny

•	David M. Feinberg, Vice President, General Counsel and Secretary, Allegheny

•	Eric S. Gleason, Vice President, Corporate Development and Quality, Allegheny

•	Charles E. Jones, Senior Vice President, Energy Delivery & Customer Service, FirstEnergy

•	Leila L. Vespoli, Executive Vice President and General Counsel, FirstEnergy

Continued on page 3

IN THIS ISSUE
Merger Integration and
2	Planning Teams Being
Formed

4	Merger Approval Team

5	Questions and Answers

7	Requirements for Pre-
Merger Work and Activities

Keeping You Updated with MERGER NEWS

The Merger News is designed to inform FirstEnergy and Allegheny Energy employees about developments related to the proposed transaction announced on Feb. 11, 2010. This special newsletter will keep you posted on merger-related activities and progress.

Hearing from you will help us answer your questions in future Merger News editions, within the legal restrictions we have on sharing certain information and as it becomes available. If you have questions or comments related to the proposed merger, send them to: merger@firstenergycorp.com or merger@alleghenyenergy.com.

Merger News	2	March 10, 2010

TEAMS BEING FORMED Continued from page 2

THE INTEGRATION TEAMS: MORE DETAILS

Our Integration Teams will be composed of approximately 60–80 FirstEnergy and Allegheny employees. A Program Office, which will be led by two program managers – Vice President, Energy Policy, FirstEnergy Martin L. Hall, and Deputy General Counsel and Executive Director, Special Projects, Allegheny David T. Fisfis – will coordinate the teams’ activities and track their progress toward capturing revenue and savings opportunities. The Program Office also will ensure that consistent, regular communications about merger activities occur at both companies. An outside consultant – not yet named – will assist the program managers.

As more members of these teams are named, we’ll announce them in future editions of Merger News. (See chart on page 4.)

The merger is expected to take 12 to 14 months to complete. Teams are expected to start in mid-April and end at various times. As the schedule becomes firm, we will communicate it to you.

Preliminary MILESTONES
Finalize team leads and teams	Mid-March
Team orientation/kickoff	Early April
Full-time effort begins	Mid-April
End of Phase 1 (preliminary recommendations)	Tent. Mid-July
Teams reconvene as needed to finalize recommendations	Early 2011
Day One	Early/Mid 2011

Continued on page 4

Merger News	3	March 10, 2010

TEAMS BEING FORMED Continued from page 3

PRELIMINARY INTEGRATION Teams	Number of Members
Program Office – including:
Program Managers, Communications, HR Support, Logistics, Tracking	6–8
Corporate – including: Communications, Corporate Secretary, Corporate Services, External Affairs, Legal, Legislative Affairs, Real Estate and Records Management	8–10
Utility Operations
Distribution – including: Operations, Billing, Call Center and Customer Service	8–10
Transmission Operations and Policy – RTOs,* etc.	4–6
Finance – including:
Accounting, Auditing, Investor Relations, Rates, Risk, Tax and Treasury	10–12
Fossil Generation and Environmental – including: Construction	8–10
Fuel/Commodity	6–8
Human Resources (HR) – including: Benefits, Corporate Safety and Labor Relations	6–8
Information Technology (IT)	4–6
Supply Chain	6–8
Total:	60–80

*	An RTO is a Regional Transmission Organization. FirstEnergy’s American Transmission Systems, Incorporated (ATSI) subsidiary is continuing its integration into the PJM Interconnection, LLC, an RTO. FirstEnergy expects to complete the integration process by June 1, 2011. Allegheny Energy is a member of PJM.

Merger APPROVAL TEAM

Managing Regulatory Approvals

FirstEnergy Executive Vice President and General Counsel Leila Vespoli has created a Merger Approval Team to work in parallel with the Integration Teams. Allegheny’s lead is Vice President, General Counsel and Secretary David Feinberg, and team members include employees from Allegheny and FirstEnergy Governmental Affairs, Rates, Investor Relations, Legal and Communications groups. “This team will ensure that regulatory bodies in the various states have the needed information to approve the merger,” explains Leila. “We’ll draw on expertise from these groups so outside parties considering the merger understand the scope of what we’re proposing and its benefits to the many communities, shareholders, employees and our respective companies.”

The proposed merger would create an electric utility system serving more than 6 million customers in seven states – Ohio, Pennsylvania, New Jersey, New York, Maryland, West Virginia and Virginia. The merger requires state regulatory approvals in four states: Pennsylvania, West Virginia, Virginia and Maryland.

Merger News	4	March 10, 2010

TERMS OF THE MERGER

Under the terms of our merger agreement, Allegheny shareholders would receive 0.667 of a share of FirstEnergy common stock in exchange for each share of Allegheny stock they own. Based on the closing stock prices for both companies on Feb. 10, 2010, Allegheny shareholders would receive a value of $27.65 per share, or approximately $4.7 billion in the aggregate, which represents a premium of 31.6 percent to the closing stock price of Allegheny on Feb. 10, 2010, and a 22.3 percent premium to the average stock price of Allegheny during the last 60 days ending Feb. 10, 2010. FirstEnergy also will assume Allegheny’s debt. After the merger is completed, it is anticipated that FirstEnergy shareholders would own approximately 73 percent and Allegheny shareholders would own approximately 27 percent of the combined company.

Q Why is this merger a stock-for-stock transaction?

A When two companies combine, several financing methods can be used.

Such transactions can use all cash, debt, additional shares of common stock or any combination of these options. These various options also may have different income tax consequences to shareholders.

Ultimately, whatever form the transaction financing takes, the goal of the transaction is to purchase all the outstanding shares of stock of the company being acquired at an agreed-upon price or ratio of stock price so that ownership of the acquired company is fully transferred, along with all of its assets and liabilities, such as debt.

How companies finance such large transactions depends on many factors, including each company’s specific financial circumstances. For example, a company holding a large amount of cash can use it to acquire another company.

Issuing debt to finance the purchase of a company also is an option for companies that have lower percentages of debt. While using additional debt is an option, the impact of doing so must be viewed in the context of the overall debt of the combined company and its needs to issue debt thereafter to continue investment in the business. In other words, just like an individual, too much debt limits options for further growth.

Issuing additional shares of common stock to merge with or purchase another company (like in the FirstEnergy – Allegheny transaction) means there are more outstanding shares of the issuing company. In this case, FirstEnergy currently has approximately 304 million shares of stock outstanding. When the merger is completed, FirstEnergy expects to issue an additional 113 million shares (approximately). By using stock, FirstEnergy expects the merger to qualify as a reorganization for tax purposes – meaning Allegheny’s shareholders generally will not recognize any gain or loss on Allegheny shares exchanged for FirstEnergy shares until they ultimately sell the FirstEnergy shares.

Depending on a company’s circumstances, any one or a combination of financing methods is appropriate. FirstEnergy’s senior management and Board of Directors determined that issuing common stock made the most financial sense at this time. By using additional shares of common stock to finance our merger, the combined company will have a stronger balance sheet and accordingly will have more capability to continue to invest in opportunities that will grow our business.

One important measure of a stronger balance sheet is a company’s debt to total capital ratio – which measures the amount of debt a company has compared to the total amount of the capital (debt plus total equity) invested in the business. Generally, a debt to total capital ratio in the 50-55 percent range is targeted for our type of business with our risk characteristics. In this merger, the result of using common stock (equity), the debt to total capital ratio is expected to improve from about 60 percent for FirstEnergy now, to about 55 percent after the merger. This will improve the combined company’s ability to continue to invest in and grow our business.

Q Most times, when companies merge, there are job reductions. What can we expect from this merger?

A It’s too early to predict what will happen, especially in this continued recession. However, while no one is guaranteed a job, we believe this merger will have little or no impact on craft or physical employee levels. To help lessen the impact on other employees, FirstEnergy is slowing its hiring to make as many opportunities as possible for Allegheny employees.

Continued on page 6

Merger News	5	March 10, 2010

Q&A Continued from page 5

It’s also important to note that historically FirstEnergy has maintained a strong employee presence throughout territories of the companies with which it merged – Pennsylvania Electric’s (Penelec) Erie operations, Metropolitan Edison’s (Met-Ed) Reading offices and Jersey Central Power & Light’s (JCP&L) Red Bank and Morristown areas are examples. We anticipate that this merger will be similar. Additionally, employees should realize that mergers create significant opportunities at both companies.

“We understand employees’ increased concerns at this time,” says Tony Alexander. “We ask every employee to continue to work safely every day and focus on the fundamentals of our respective businesses and his or her job. We will need a lot of talented people to run our new company.”

Q How can FirstEnergy enter into a merger transaction when it was widely reported the Company had financial constraints, had cut employees’ salaries and conducted a reorganization in 2009?

A Like many companies, FirstEnergy took actions when the economy was in a deep downturn last year. These actions included a planned management reorganization that was accelerated because of the economic circumstances and short-term pay reductions.

Managing through difficult times does not mean an organization stops reviewing opportunities to grow or reposition itself in the marketplace in anticipation of improving economic times. FirstEnergy’s efforts to reduce costs and work differently provided the platform that put it in a position to combine with Allegheny.

Q I heard that FirstEnergy’s non-bargaining unit employees all had their salaries reduced 25 percent. Is this true?

A No. Like numerous other companies, one of the actions FirstEnergy took last year in light of the economic downturn was salary reductions, which went into effect late June and were reinstated in employees’ Sept. 18 paychecks. Depending on an employee’s pay level, a percentage of the base salary for non-bargaining unit employees was reduced temporarily last year. Ninety-four percent of those impacted received 5 percent pay reductions. FirstEnergy’s senior leaders – approximately 80 employees – received pay cuts in the 15-25 percent range.

FirstEnergy did not reduce base pay for non-union physical employees, first-line supervisors or reactor operators/senior reactor operators in the Nuclear area.

For everyone except Tony Alexander, the amount of pay reduced was reimbursed and paid back to the employees in a lump sum in early 2010.

Q I am an Allegheny employee and am planning to retire this year. Does the proposed merger impact my accrued benefits under the Allegheny Energy Retirement Plan?

A No. Employees with a vested accrued benefit who are eligible to retire may elect to do so.

Q What impact does this transaction have on my Allegheny Energy Retirement Plan benefit?

A Allegheny Energy employees who are vested retain the right to receive the benefits accrued (earned) in the Allegheny Energy Retirement Plan, irrespective of the merger. You are vested in a benefit if you have five years of vesting service or have attained age 55. Information regarding retirement plan benefits to be offered post-closing is not currently available and will be determined during the integration phase.

Q Between now and the completion of the merger, what is Allegheny's intent regarding pension plan funding? What is FirstEnergy’s intent?

A As the two companies operate independently, Allegheny Energy will continue to make cash contributions to the Allegheny Energy Retirement Plan to meet the minimum funding requirements of employee benefit and tax laws. Funding also may include additional discretionary contributions to increase the funded level of the plan. Allegheny has not yet determined the amount of future contributions, but expects to contribute approximately $80 million to the plan for 2010.

In September 2009, FirstEnergy made a $500-million contribution to its pension plan. With the contribution at that time, FirstEnergy’s funding level – the amount of money in the trust compared with the liability to meet accumulated earned obligations – increased from approximately 80 percent to more than 90 percent.

Q What other companies have merged with FirstEnergy? With Allegheny?

A FirstEnergy has completed two mergers – combining Ohio Edison with Centerior in 1997 to create FirstEnergy, and then merging with GPU, Inc., in 2001 to create the nation’s fifth-largest electrical system based on customers served. Allegheny has not entered into a merger agreement recently.

Continued on page 7

Merger News	6	March 10, 2010

Requirements for PRE-MERGER WORK and ACTIVITIES

As we move forward on plans for the proposed merger of FirstEnergy and Allegheny Energy, employees must comply with regulations and laws governing company mergers. Until the merger is completed, remember that our companies must continue to operate independently.

It’s very important that we all strictly comply with important legal requirements related to mergers. If you have questions, here are the contacts:

FirstEnergy

•	Legal questions – John Luecken or Morgan Parke

•	FERC Policy and Compliance-related questions – Alan Laurich

ALLEGHENY

•	Legal questions – David Fisfis or James Arcuri

•	FERC Policy and Compliance-related questions – Kathy Patton or Carol Krysevig

UNTIL THE MERGER CLOSES, FOLLOW THESE REQUIREMENTS:

The companies must not combine their operations, coordinate activities or take advantage of competitive information about the other company in any way. FirstEnergy and Allegheny Energy will continue to compete with each other and other energy providers. So, it’s business as usual until the merger is completed.

Employees of FirstEnergy and Allegheny Energy should not contact each other except as they might otherwise have done as part of their normal business activities. FirstEnergy and Allegheny Energy employees cannot discuss competitively sensitive information (such as plans related to competition, purchasing, contract bids and customer information). Sensitive information also includes aspects of business related to the purchase, sale or pricing of wholesale generating capacity; pricing, terms, prospective sales or targeted customers for retail products and services; or the development of pricing plans for prospective products and services. If you’re selected to participate on an Integration Team, you’ll receive further instructions to help you comply with legal requirements.

Keep in mind that the Federal Energy Regulatory Commission (FERC) treats merging companies as “affiliated” while the merger is pending. This means both companies are subject to FERC regulations governing the sale of power, non-power-related goods and services, and exchange of non-public information between affiliated companies. If you have questions about requests for competitive information about your company’s operations or how to properly apply regulations for FERC affiliates, call the Legal Department or FERC Policy and Compliance (see information above for contact names).

The merger does not affect the companies’ traditional cooperation with other utilities, including the exchange of non-competitive information, such as safety and construction standards.

FirstEnergy and Allegheny Energy may agree to cooperate on legal and administrative cases in which they share common business interests – just as they would if the merger had never been proposed. However, before agreeing to cooperate in these areas, please talk to your Legal contact.

Remember, routine activities can affect the merger integration process; talk to your supervisor if you have a question or concern.

Q&A Continued from page 6

Q Will the announcement affect the 2010 operations and maintenance (O&M) and Capital budgets for either company?

A Until the merger closes, Allegheny and FirstEnergy will continue to operate as separate companies and will do business as usual. Both Boards of Directors approved the respective 2010 budgets and the merger announcement has not changed their approvals.

Q How does the merger affect the move to the Allegheny Transmission Headquarters? Does this affect the Allegheny Call Center?

A The companies already have agreed to keep Allegheny’s customer call center in Fairmont, West Virginia, and have agreed to complete and staff the new transmission building, also located in Fairmont.

Hearing from you will help us provide the information you need in future Merger News editions, within the legal restrictions we have on sharing certain information as it becomes available. Send your questions or comments related to the proposed merger to: merger@firstenergycorp.com or merger@alleghenyenergy.com

Merger News	7	March 10, 2010

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

In addition to historical information, this newsletter may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving FirstEnergy and Allegheny, including future financial and operating results; FirstEnergy’s and Allegheny’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite FirstEnergy and Allegheny shareholder approvals; the risk that FirstEnergy or Allegheny may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in FirstEnergy’s and Allegheny’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this newsletter speak only as of the date of this newsletter. Neither FirstEnergy nor Allegheny undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this newsletter.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger between FirstEnergy and Allegheny, FirstEnergy will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of FirstEnergy and Allegheny and that also constitutes a prospectus of FirstEnergy. Allegheny and FirstEnergy will mail the joint proxy statement/prospectus to their respective stockholders. Allegheny and FirstEnergy urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Allegheny’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.” You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.”

PARTICIPANTS IN THE MERGER SOLICITATION

Allegheny, FirstEnergy and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Allegheny and FirstEnergy shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Allegheny and FirstEnergy shareholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Allegheny’s executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2009. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009. Additional information about Allegheny’s executive officers and directors and FirstEnergy’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available. You can obtain free copies of these documents from Allegheny and FirstEnergy using the website information above.

Merger News	8	March 10, 2010